Exhibit 99.1

NEWS RELEASE
Gryphon Gold Corporation, 611 N Nevada Street, Carson City, NV 89703

For Immediate Release

Gryphon Gold Announces Resignation of Chief Financial Officer

CARSON CITY, NV, July 30, 2012 - Gryphon Gold Corporation (the “Company” or “Gryphon Gold”) (GGN: TSX; GYPH: OTCBB), a gold exploration, development and production company focused on its Borealis Oxide Heap Leach Project in Nevada (the “Borealis Property”), announced today that its Chief Financial Officer, Robert L. “Llee” Chapman, resigned effective July 26, 2012, for personal reasons.

James T. O’Neil Jr., Chief Executive Officer of Gryphon Gold, commented, “While Llee’s tenure with us was short, we appreciate that he came out of retirement to help us. Over the last several months, we have instituted a more sophisticated accounting system and also strengthened our accounting staff by adding Suzanne Chennault as Controller. As we evaluate our options for the future, I will resume the role of interim-CFO in addition to being CEO.”

Mr. Chapman’s resignation was not the result of any disagreement with the Company or auditors on any matter of accounting principles or practices, financial statement disclosure, or internal controls. Mr. Chapman had joined Gryphon Gold on April 2, 2012.

The Company plans on providing an operational update by August 6, 2012, and expects to report its first quarter financial results on August 14, 2012, with a conference call and webcast at 11:30 a.m. Eastern Time on Wednesday, August 15, 2012.

ABOUT GRYPHON GOLD:

Gryphon Gold is in the business of acquiring, exploring, and developing gold properties in the United States, emphasizing the State of Nevada. The Company’s primary focus is on the advancement of its Borealis property, located in Nevada’s Walker Lane Gold Belt (the “Borealis Property”). The plan for the Borealis Property is to advance the development of the oxide heap leachable gold and silver to the production stage and to further expand and develop the significant sulphide resource through exploration, metallurgical design and sulphide project permitting and development. The Borealis Property is unpatented mining claims (including claims leased to the Company’s wholly owned subsidiary) of approximately 20 acres each, totaling about 15,020 acres, which has successful past production.

Gryphon Gold routinely posts news and other important information on its website: www.gryphongold.com.

For further information please contact:

James T. O’Neil Jr.,
Chief Executive Officer
775.883.1456
joneil@gryphongold.com

Deborah K. Pawlowski
Kei Advisors LLC
716.843.3908
dpawlowski@keiadvisors.com

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